EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”), effective as of March 10, 2016 (the “Amendment Effective Date”), amends the Employment Agreement entered into effective as of August 1, 2013, by and between Houghton Mifflin Harcourt Company (f/k/a HMH Holdings (Delaware), Inc.) (or any successors thereto) (“HMH” or “Company”) and Eric Shuman (“Executive”) (the “Original Agreement”).  All capitalized terms used herein will have the same meanings set forth in the Original Agreement.
RECITALS
WHEREAS, Executive has been employed as the Executive Vice President, Chief Financial Officer of the Company since on or around January 2012;
WHEREAS, Executive is transitioning from his role as Executive Vice President, Chief Financial Officer of the Company to a role as Senior Advisor;
WHEREAS, the Company desires Executive to continue his role as Executive Vice President, Chief Financial Officer through March 13, 2016 and seeks his assistance as Senior Advisor through July 1, 2016; and
WHEREAS, the Company and Executive desire to amend the Original Agreement to reflect the foregoing and certain other related matters.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and the Company agree as follows:
1.	Section 1 “Employment” of the Original Agreement is hereby amended by deleting the existing subsections 1.1 and 1.2 and replacing them with the following subsections:
1.1            Transition to Senior Advisor.
Effective as of 11:59 p.m. on March 13, 2016 (the “Transition Effective Date”) Executive shall cease to hold his current position as Executive Vice President, Chief Financial Officer and any other positions that he then holds with the Company or any affiliate.  Immediately thereafter, Executive’s employment shall continue in the position of Senior Advisor, on the terms and conditions set forth herein.  Executive’s duties as a Senior Advisor shall be those duties reasonably assigned to him by the Company’s President and Chief Executive Officer that are appropriate for an individual of his knowledge and experience in the industry.
1.2            Term.
Effective as of the Transition Effective Date, the term of employment under this Agreement (the “Term”) shall terminate as of the close of business on July 1, 2016, unless terminated prior thereto in accordance with the provisions of this Agreement.

2.	Section 2 “Compensation” of the Original Agreement is hereby amended by adding the following new subsection in appropriate chronological sequence:
2.7	Equity Awards.
Notwithstanding anything in the Agreement, Executive expressly agrees and acknowledges that as of the Transition Effective Date he shall no longer be eligible to receive any further grants of equity awards under the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan and related programs (the “2015 Plan”), including without limitation any current or future long-term incentive program of the Company.  Nothing in this Section 2.7 is intended to modify the Company’s or Executive’s rights and obligations (and restrictions on such rights and obligations) with respect to awards of stock options, time-based RSUs, performance-based RSUs (“PSUs”), performance-based restricted stock (“PSAs”), time-based restricted stock (“RSAs”) or any other outstanding equity awards (collectively, “Awards”) made under the 2015 Plan or the MIP, including without limitation Executive’s right to exercise vested options for the number of days following the termination of his employment (as specified in the applicable Award agreements) and Executive’s forfeiture of all RSUs, PSUs, PSAs, RSAs and other Awards that, in each instance, have not vested on or before the date that his employment terminates, except as otherwise specifically provided in Section 4.1(b)(iv) below.  The terms of all applicable Award agreements and plan documents remain in effect with respect to such Awards, and for avoidance of doubt, Executive must be an employee of the Company as of any vesting dates in order for vesting of his Awards to occur.
3.	Section 3 “Duties and Obligations of Executive” of the Original Agreement is hereby amended by adding the following as new section 3.3:
3.3            Transition and Cooperation.
(a)            Executive agrees that from the Transition Effective Date through the expiration of the Term, Executive shall continue to perform such duties as assigned by the Company consistent with his then-current position, including without limitation transitional matters relating to the transition of his former duties as Executive Vice President, Chief Financial Officer to his successor.
(b)            In addition, upon reasonable request and notice following the termination of the Term, Executive shall cooperate with the Company to answer, to the extent of his best knowledge and information, any questions or provide any information that the Company reasonably requires, and to cooperate in any other manner reasonably requested by the Company, including in preparing for any trials, hearings, or other proceedings, and providing truthful testimony in connection therewith, in each case relating to his time of employment with the Company and the business of the Company.  The Company shall reimburse Executive for any reasonable, out-of-pocket expenses incurred by him in connection with his compliance with this Section 3.3(b) pursuant to the Company’s expense reimbursement policy.  The Company further agrees that Executive’s obligations in this Section 3.3(b) shall not unreasonably interfere with his ongoing business and personal activities.

4.	Section 4 “Termination Provisions” of the Original Agreement is hereby amended by deleting the existing subsection 4.1 in its entirety and replacing it with the following as section 4.1:
4.1            Termination Payments.
 Executive may terminate this Agreement at any time or for any or no reason.  HMH may terminate this Agreement prior to July 1, 2016 only for Cause or due to Executive’s Disability (as defined in Section 4.2).  Subject to Sections 4.3, 4.4 and 8 below, Executive shall be entitled to receive the following payments upon termination of employment during or upon expiration of the Term:
(a)            Resignation; Termination for Cause.  If the Company terminates Executive’s employment for Cause (as defined in Section 4.2 below) or Executive resigns his employment for any reason during the Term, then Executive shall only be entitled to receive any then unpaid Base Salary through the date of employment termination, payment of any Bonus earned with respect to the prior fiscal year but not yet paid (payable in accordance with Section 2.3), accrued but unused vacation in accordance with HMH policy, reimbursement for any unreimbursed expenses through the date of employment termination and any benefits accrued and vested under HMH plans and programs (including the MIP and the 2015 Plan) through the date of termination in accordance with the terms of such plans and programs (collectively, the “Accrued Amounts”).  For the avoidance of doubt, Executive shall not be paid any Bonus or other incentive compensation for the fiscal year in which such termination occurs.

(b)            Termination without Cause; Expiration.  The Company agrees that it shall not terminate Executive’s employment without Cause prior to July 1, 2016.  If Executive’s employment terminates upon the expiration of the Term, Executive shall be entitled to receive the following severance payments in addition to the Accrued Amounts:

(i)            monthly severance payments during the period from the date of Executive’s employment termination until the date twelve (12) months after the effective date of the termination (the “Twelve Month Severance Period”) equal to the monthly Base Salary which Executive was receiving immediately before employment termination;

(ii)            a lump-sum payment immediately upon expiration of the Twelve Month Severance Period equal to six (6) months’ Base Salary which Executive was receiving immediately before employment termination;

(iii)            a lump sum cash payment equal to the prorated amount of the full-year Bonus Executive would have received under Section 2.2 for the fiscal year in which the termination occurs, if any, calculated by multiplying the amount that would have been paid based on the extent to which performance goals established by the Compensation Committee have been achieved in respect of the fiscal year in which the termination occurs as certified by the Compensation Committee or Board, as applicable, by a fraction, the numerator of which is the number of days during such fiscal year through the Transition Effective Date and the denominator of which is 365, with any such prorated Bonus to be paid in accordance with Section 2.2; and

(iv)            the remaining 6,666 unvested RSUs (from the Award granted on August 1, 2013) shall immediately vest on the date of Executive’s termination of employment.

(c)            Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability or Executive’s employment terminates due to his death during the Term, then Executive shall not be entitled to receive severance or other benefits except for (i) the Accrued Amounts and (ii) a lump sum cash payment equal to the prorated amount of the full-year Bonus Executive would have received under Section 2.2 for the fiscal year in which the termination occurs, calculated by multiplying the amount that would have been paid based on the extent to which performance goals have been achieved in respect of the fiscal year in which the termination occurs as certified by the Compensation Committee or Board, as applicable, by a fraction, the numerator of which is the number of days during such fiscal year through the Transition Effective Date and the denominator of which is 365, with any such prorated Bonus to be paid in accordance with Section 2.2.

5.	Section 4 “Termination Provisions” of the Agreement is hereby amended further by deleting the existing subsection 4.2(d) “Good Reason.”
6.	Except as expressly set forth in this Amendment, the terms and conditions of the Original Agreement, together with all other documents referenced therein including the Exhibits, remain in full force and effect.
7.	By executing this Amendment, each party represents that he or it have been given the opportunity to fully review, comprehend and negotiate the terms of this Amendment. Each party understands the terms of this Amendment, and freely and voluntarily signs it.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, effective as of the Amendment Effective Date.
ERIC SHUMAN		HOUGHTON MIFFLIN HARCOURT COMPANY

/s/ Eric Shuman	By:	/s/ Lawrence K. Fish
Lawrence K. Fish

Date: March 9, 2016		Title: Chairman

Date: March 10, 2016